Exhibit 99.1

Contact:	Randy Belote (703) 280-2720 randy.belote@ngc.com

Former U.S. Navy Chief of Naval Operations Gary Roughead Joins Northrop Grumman Board of Directors

FALLS CHURCH, Va. — Feb. 16, 2012 — Northrop Grumman Corporation (NYSE:NOC) announced today that it has elected retired U.S. Navy Admiral Gary Roughead to its board of directors. Roughead served as the 29th Chief of Naval Operations for the Navy prior to his retirement from the service in 2011. The addition of Roughead increases Northrop Grumman’s board of directors to 13 members, 12 of whom are nonemployee directors.

A photo accompanying this release is available at: http://media.globenewswire.com/noc/mediagallery.html?pkgid=11677&max=3&start=0

“Gary Roughead brings to our board a deep understanding of the global security challenges our nation and its allies are facing,” said Wes Bush, chairman, chief executive officer and president. “He possesses outstanding leadership experience and expertise, and is an excellent addition to our board as we continue to advance our performance for our shareholders, customers and employees.”

Roughead was appointed the U. S. Navy’s Chief of Naval Operations in 2007, where he served until his retirement in 2011. His active duty in the Navy spanned 38 years. He is one of only two officers to have commanded the fleets in the Pacific and Atlantic, commanding the U.S. Pacific Fleet and Joint Task Force 519, as well as U.S. Fleet Forces Command, where he was responsible for ensuring Navy forces were trained, ready, equipped and prepared to operate around the world, where and when needed.

He also served as commandant, U.S. Naval Academy and Chief of Legislative Affairs for the Department of the Navy. Roughead is a graduate of the U.S. Naval Academy.

Northrop Grumman is a leading global security company providing innovative systems, products and solutions in aerospace, electronics, information systems, and technical services to government and commercial customers worldwide. Please visit www.northropgrumman.com for more information.

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